CONSENT OF MARK V. AFABLE, ESQ.

I hereby consent to the reference to my name under the heading "Legal Matters" in the Statement of Additional Information included in Post-Effective Amendment No. 20 to the Registration Statement on Form N-4 for certain flexible premium variable annuity contracts issued through American Family Variable Account II of American Family Life Insurance Company (File No. 333-45592).

 /s/ Mark V. Afable
Mark V. Afable
Chief Legal Officer

April 11, 2016